EXHIBIT 10

AMENDMENT TO
TECHNOLOGY PURCHASE AGREEMENT

This Amendment to Technology Purchase Agreement (this “Amendment”) to that certain Technology Purchase Agreement (“TPA”) and ancillary agreements, all dated August 27, 2010 (collectively the “Agreements”), is entered into this 1st day of September 2011 (“Effective Date”), by and between World Environmental Solutions Pty Ltd. ("Seller"), and SET IP Holdings LLC, a Utah limited liability company (“Buyer”) and its parent company, Sustainable Environmental Technologies Corp, a California corporation ("SET CORP") (Buyer, Seller and SET CORP are individually referred to as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, the Parties previously entered into the TPA, pursuant to which Buyer purchased certain water generation and treatment related technology and intellectual property from Seller (“Technology”);

WHEREAS, ancillary to the TPA, the Parties entered into a certain Equity Stock Option (attached as Appendix 1 to the TPA), pursuant to which Seller granted SET CORP an option to purchase 3% of Seller’s equity for $350,000 (“Equity Stock Option”);

WHEREAS, ancillary to the TPA, the Parties entered into a certain License Agreement (attached as Appendix 2 to the TPA), pursuant to which Buyer granted Seller a term license to use the Technology in certain territories for certain royalty payments (“License Agreement”);

WHEREAS, ancillary to the TPA, the Parties entered into a certain Convertible Secured Promissory Note (attached as Appendix 3 to the TPA), pursuant to which SET CORP issued a note payable to Seller for $200,000, convertible at $0.35 per share of SET CORP common stock (“Convertible Note”);

WHEREAS, ancillary to the TPA, the Parties entered into a certain Common Stock Purchase Warrant (attached as Appendix 4 to the TPA), pursuant to which SET CORP issued to Seller a warrant to purchase 5,000,000 shares of SET CORP common stock at a price per share of $0.35 (“Warrant”);

WHEREAS, the Parties wish to change the terms of the transaction; and

WHEREAS, the Parties do not intend this Amendment to impact any of the other rights, obligations, or commitments of the Parties set forth in the Agreements, except as set forth in this Amendment.

NOW, THEREFORE, in consideration of these premises and the mutual promises contained herein, the Parties to this Amendment do hereby agree as follows:

Section 1.   Cancellation of Equity Stock Option

The Parties to this Amendment do hereby agree that the Equity Stock Option is hereby canceled and terminated.

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Section 2.   Cancellation of Convertible Note

The Parties to this Amendment do hereby agree that the Convertible Note, and all security interests and amounts due thereunder, are hereby canceled and terminated.

Section 3.   Cancellation of Warrant

The Parties to this Amendment do hereby agree that the Warrant is hereby canceled and terminated.

Section 4.   Amendment to TPA and License Agreement

(a)           The Parties to this Amendment do hereby agree that Exhibit B “Consideration” to the TPA shall be amended as follows:

(i)	Section 1. is deleted.
(ii)	Section 2. is deleted.
(iii)	Section 5.ii. is replaced with:

“ii.           3,750,000 SET CORP shares issued 60 days subsequent to the date that customer receives written approval of a successful installation and payment of a product incorporating the MultiGen Technology or any other SET CORP technology totaling at a minimum value of $250,000 (e.g., a Watermaker, MultiGen, DynIX).”

(iv)	Section 5.iii. is replaced with:

“iii.           for sales of products incorporating the Technology and/or Proprietary Information pursuant to the license agreement in section 3 above by Seller outside of the Americas, a maximum of 5,000,000 SET CORP shares issued on a ratio of 1 SET CORP share for each $1.00 of Seller royalty paid to SET CORP, less any SET CORP expenses attributable to such royalty and direct expenses, received by Seller for sales of products outside of the Americas; SET CORP shares to be issued are.  Any shares of SET CORP Stock to be issued pursuant to this Section 5.iii. will be issued within 30 days of the end of the month in which SET CORP receives a royalty from Seller.”

(v)	Section 5.iv. is added and reads:

“iv.           In addition to any restrictions pursuant to US federal or state law, all SET CORP stock shall be restricted from sale or transfer for a period of 12 months from the actual date of issuance.”

(vi)	Section 6. is replaced with:

“6.           i.           SET CORP shall pay Seller up to a maximum of $500,000 cash pursuant to a royalty of 10% of net revenue for sales of products incorporating the Technology and/or Proprietary Rights by SET CORP or its agents (excluding Seller) in the Americas.

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ii.           Seller shall pay SET CORP a royalty of 10% of gross revenue for sales of products incorporating the Technology and/or Proprietary Rights by Seller, or its agents, for use inside of Australia.

iii.           Seller shall pay SET CORP a royalty of 10% of gross revenue for sales of products incorporating the Technology and/or Proprietary Rights by Seller, or its agents, for use outside of Australia.”

(vii)	Section 7. is deleted.
(viii)	Section 8. is deleted.
(ix)	Section 11 is added and reads:

11.           For any fees paid to Seller by third parties in connection with sales of products incorporating the Technology and/or Proprietary Rights outside of Australia, including territory fees, distributor fees, or agent fees, such fees shall be split 75% Seller and 25% SET CORP.

(b)           The Parties to this Amendment do hereby agree to add Sections 8(g)-(j) as follows:

“(g)   Buyer agrees to use its best endeavors to remain an OEM Distributor of Capstone and other material suppliers of other components for the MultiGen equipment. Buyer shall give prompt notice to Seller of any events that may jeopardize the status of such relationships.

(h)           Seller agrees to use its best endeavors to ensure that it's agents maintain the required insurances and work practices according to the laws of the countries in which they operate and that MultiGen installers and after sales servicing personnel will have the qualifications and accreditations required to carry out installation and servicing of MultiGen in accordance with the MultiGen component manufacturers requirements.

(i)            Buyer shall, at its expense, pay all fees to meet the priority date for the lodgment of existing patents and use its best endeavors to maintain the patent protection of the MultiGen unit in Australia and the United States for the life of such patents.

(j)           Buyer shall use all commercially reasonable efforts to ensure that a demo MultiGen unit is shipped to Seller within 20 days of this Amendment. Buyer shall give prompt notice to Seller of any events that may result in delays of the shipment.”

(c)           The Parties to this Amendment do hereby agree that Section 3.2 “Royalty” to the License Agreement shall be replaced and read:

“3.2           Royalty. Licensee shall pay Licensor such royalties as stated in Exhibit B of the Technology Purchase Agreement.”

Section 5.   Capitalized Terms.

Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreements.

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Section 6.   Complete Agreement.

This Amendment and referenced Agreements constitute the entire agreement between the Parties hereto relating to this specific subject matter thereof  There are no terms, obligations, covenants, representations, statements, or conditions relating to the subject matter thereof other than those contained in this Amendment and the above referenced Agreements.  No variation or modification of this Amendment or the above referenced Agreements or waiver of any of the terms or provisions hereof will be deemed valid unless in writing and signed by both parties.

Section 7.   Counterparts.

This Amendment may be executed in counterparts, which together shall constitute one and the same Amendment.  The Parties may execute more than one copy of this Amendment, each of which shall constitute an original.

Section 8.   Assignment.

This Amendment may not be assigned, in whole or in part, by either Party without the prior written consent of the other Party.  Any purported assignment, sale, transfer, delegation or other disposition by either Party, except as permitted herein, shall be null and void.  This Amendment shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

Section 9.   Representations

(a)           Seller hereby represents and warrants to Buyer and SET CORP that it has not assigned or transferred any rights under the Warrant or Convertible Note.

(b)           SET CORP hereby represents and warrants to Seller that it has not assigned or transferred any rights under the Equity Stock Option.

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2377 W. Foothill Blvd., Suite #18  •  Upland, CA 91786

IN WITNESS WHEREOF, the Parties have signed this Amendment as of the date first written above.

Executed as a deed

Buyer	Seller

SET IP Holdings LLC	World Environmental Solutions Pty Ltd.

By: /s/ Keith Morlock	By: /s/ Glen Donoghoe

Name: Keith Morlock	Name: Glen Donoghoe

Title: Manager	Title: General Manager

Sustainable Environmental Technologies Corporation	World Environmental Solutions Pty Ltd.

By: /s/ Bob Glaser	By: /s/ David J. Adams

Name: Bob Glaser	Name: David J. Adams

Title: CEO	Title: Director

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2377 W. Foothill Blvd., Suite #18  •  Upland, CA 91786